EXHIBIT (h.7)

THIRD AMENDMENT TO

TRANSFER AGENCY AGREEMENT

This Third Amendment to Transfer Agency Agreement (this “Amendment”), dated as of February ___, 2008, amends that certain Transfer Agency Agreement, dated as of October 22, 2001 (the “Agreement”), as previously amended on September 1, 2005, and on November 14, 2007 (the “Prior Amendments”), and is entered into between Heartland Group Inc., a Maryland corporation (the “Fund Company”), and Citi Fund Services Ohio, Inc., an Ohio corporation, formerly known as BISYS Fund Services Ohio, Inc. (“Citi”).

RECITALS

WHEREAS, pursuant to the Agreement, Citi performs certain transfer agency services for the existing class of shares of each mutual fund series of the Fund Company (the “Funds”).

WHEREAS, the Funds wish to begin offering a new class of shares, and the parties desire that Citi perform transfer agency services with respect to the new class of shares of the Funds in accordance with the terms of the Agreement, as amended by the Prior Amendments, for the fees set forth therein.

WHEREAS, the Fund Company and Citi wish to amend the Agreement to memorialize the agreement that Citi will provide transfer agency services with respect to the new share class to be offered by the Funds.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement in accordance with the terms thereof and otherwise agree as follows:

1.  Amendments.

(a)  The first recital of the Agreement is hereby replaced in its entirety with the following:

WHEREAS, the Company desires that Citi Fund Services Ohio, Inc. (formerly BISYS Fund Services Ohio, Inc.) perform certain services for each share class (each a “Class” and collectively, the “Classes”) of each portfolio of the Company (each a “Fund” and collectively, the “Funds”).

2.  Further Assurances. Each of the parties to this Amendment agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the intent of the parties contemplated by this Amendment.

3.  Ratification. Except as expressly amended by this Amendment, the terms and conditions of the Agreement, as amended by the Prior Amendments, are hereby confirmed and shall remain in full force and effect without impairment or modification.

4.  Conflict. In the event of any conflict between the Agreement and this Amendment, the terms of this Amendment shall govern.

5.  Certain Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.

6.  Binding Effect. The Fund Company and Citi acknowledge and agree that this Amendment complies with all of the applicable terms and conditions set forth in the Agreement that are necessary to effect an amendment to the Agreement that binds the parties and therefore, upon the execution and delivery hereof by the parties, this Amendment shall have such binding effect.

7.  Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Ohio, without giving effect to applicable principles of conflicts of law that would require the application of the laws of any other jurisdiction.

8.  Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective authorized representatives as of the day and year first above written.

CITI FUND SERVICES OHIO, INC.

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Name:
Title:

HEARTLAND GROUP, INC.

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Name:
Title: